Exhibit 10.49
4 February 2020

Latha Vairavan
c/o Arcutis Biotherapeutics

Re: Offer of Employment by Arcutis, Inc.

Dear Latha:

I am very pleased to confirm our offer to you of employment with Arcutis, Inc. (the “Company”). You will initially report to the Vice President, Finance in the position of Executive Director, Financial Planning and Analysis. Your first day of employment will be March 1st, 2020. The terms of our offer and the benefits currently provided by the Company are as follows:

1.Starting Salary. Your starting monthly salary will be eighteen thousand three hundred thirty three dollars and thirty three cents ($18,333.33), which is an annualized salary of two hundred twenty thousand dollars ($220,000) per year and will be subject to annual review.

2.Incentive Compensation. You will also be eligible to be paid an annual performance cash award. This incentive will be targeted at 20% of your actual earnings in a given calendar year. The actual amount paid will be tied to the achievement of annual corporate and personal goals. Your payment will be subject to applicable withholding.

3.Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

4.Equity. You will be eligible to participate in our Equity Incentive Plan, and stock options will be awarded to you at the discretion of the Board of Directors under our 2020 Equity Incentive Plan (the “Plan”). Any options granted will vest at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 2.0833% per month thereafter, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment

5.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

6.No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined above) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

8.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9.Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in San Francisco County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

10.     Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

11.    Acceptance. This offer will remain open until Monday, February 10th, 2020. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

Frank Watanabe
President and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Latha Vairavan Date signed: 02/04/2020 Latha Vairavan